press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	December 2, 2010		716-687-4225

MOOG ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

Moog Inc. (NYSE: MOG.A and MOG.B) announced today that its Board of Directors has promoted three executives to new positions. Effective today, John Scannell was elected President and Chief Operating Officer. Donald Fishback was elected Chief Financial Officer and Sean Gartland was elected a Vice President of the Corporation. In addition, Mr. Gartland will become President of Moog International Group effective 1 January, 2011 when Stephen Huckvale retires. Robert T. Brady will continue his duties as Chairman and Chief Executive Officer.

Mr. Scannell has been Chief Financial Officer. He began his career with Moog twenty years ago in Europe. He was an engineering manager at Moog Ireland and then Operations Manager in Moog’s German company. He returned to Ireland as General Manager in 1999 and, in 2003, he joined Moog’s Aircraft Group in East Aurora, New York. In November 2007, Mr. Scannell was named CFO. He holds bachelor’s and master’s degrees in electrical engineering from the University College at Cork, Ireland and an MBA from the Harvard Business School.

Mr. Fishback has been Vice President of Finance since 2007. He previously held the position of Corporate Controller and Principal Accounting Officer. He joined Moog in 1981 in the internal audit function after working as a certified public accountant for Deloitte & Touche. Mr. Fishback holds a BA in business from Westminster College in Pennsylvania and an MBA from SUNY at Buffalo.

Mr. Gartland has been with Moog for 23 years. He began his career at Moog Ireland as a research and development engineer and then became a program and market manager. He has been part of the Company’s Asian operations since 1997 and became General Manager of Moog Pacific in 2000. He has a bachelor’s degree in engineering from Dublin City University and an MBA from the Open University Business School in the U.K.

“These changes continue an orderly transition in the leadership of our Company,” said Robert T. Brady, Chairman and CEO. “I look forward to working with John, Don and Sean in their new positions. We all wish them great success as they take on these new responsibilities.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind turbines, marine and medical equipment. Additional information about the company can be found at www.moog.com.